Exhibit 99.1

MOD-PAC CORP. Receives Proposal From Its Chairman of the Board and Its President and CEO to Acquire the Company

BUFFALO, N.Y.--(BUSINESS WIRE)--October 29, 2012--MOD-PAC CORP. (NASDAQ: MPAC), a high value-added, on-demand print services firm that designs and manufactures custom and stock folding cartons, today announced that it has received a formal proposal from Daniel G. Keane, Director, President and Chief Executive Officer and Kevin T. Keane, Chairman of the Board, (the “Buying Group”) to acquire the Company. Under this proposal, all stockholders of the Company would receive $7.20 in cash for each of their shares in a merger transaction. The Buying Group currently controls approximately 43% of the aggregate voting power of the outstanding shares of Common Stock and Class B Common Stock.

MOD-PAC plans to form a Special Committee of its Board of Directors which will review and consider the Buying Group’s proposal on behalf of the Company. The Special Committee will retain a legal advisor and an independent financial advisor to assist it in its consideration of the proposal.

The Special Committee has made no determination as to whether the Company will or should be sold, whether on the terms of the Buying Group’s proposal or otherwise, and there can be no assurance that MOD-PAC will accept any acquisition proposal or that any such proposal, if accepted, will result in the consummation of a transaction.

About MOD-PAC CORP.

MOD-PAC CORP. is a leading designer and manufacturer of folding carton packaging employing high value added services and on demand delivery. MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC also has a PERSONALIZED PRINT product line that offers a comprehensive line of products for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Applying its lean manufacturing processes, coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn-around times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com